Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Astersisks denote omissions.	Exhibit 10.1

AMENDMENT NO. 3 TO

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 3 to the Research Collaboration and License Agreement (the “Amendment #3”), effective as of September 2, 2009, modifies certain provisions of the Research Collaboration and License Agreement, entered into as of November 24, 2004, as amended by Amendment No. 1 dated March 26, 2007, and Amendment No. 2 dated January 15, 2009, (as previously amended, the “Agreement”) between Achillion Pharmaceuticals, Inc., 300 George Street, New Haven, Connecticut 06511 (“Achillion”), and Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 (“Gilead”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the Parties arrived at different opinions on the appropriate further progression of ACH-1095 (defined below), the current Lead Compound;

WHEREAS, the Parties have decided, among other things, to permit Achillion to clinically Develop ACH-1095 at its own cost, and to make all decisions with respect thereto, subject to Achillion granting Gilead options to again participate in the Development and commercialization of ACH-1095, such options to be exercised, if at all, on or before the end of the Interim Period (defined below);

WHEREAS, the Parties also desire to amend certain other provisions of the Agreement;

NOW, THEREFORE, in accordance with Section 12.12 of the Agreement, Gilead and Achillion hereby modify the Agreement as follows:

1. New Definitions. Section 1 of the Agreement is amended by adding the following definitions:

““ACH-1095” means the Compound known as ACH-1095 (also known as GS-9525).”

““Amendment #3 Effective Date” means September 2, 2009.”

““Interim Period” means the period beginning on the Amendment #3 Effective Date and continuing until the earliest of (a) Gilead’s exercise of its opt-in right pursuant to Section 2A.2, (b) forty-five (45) days after Gilead’s receipt of a POC Notice, (c) forty-five (45) days after Gilead’s receipt of a POC Failure Notice.”

““Other Compounds” means Compounds other than ACH-1095.”

2. Further Amendment of Exhibit 1.2. Exhibit 1.2, as previously amended, is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing, Compounds shall exclude compounds that have not been conceived, made or identified by either Party prior to the Amendment #3 Effective Date.”

3. Amendment of Exhibit 1.3. Exhibit 1.3 is hereby restated in its entirety to read as follows:

“ “Proof of Concept” means:

Demonstration of [**].

A clinical study of suitable design as described in the prior paragraph [**] from the contract research organization(s) implementing the study.”

4. Amendment of Exhibit 2.2. The section of Exhibit 2.2 entitled “Phase 1b Proof-of-Concept Study in HCV Infected Patients” is hereby restated in its entirety to read as follows:

“Phase 1b [**]

This study will [**] into longer-term studies. This study will [**]. This study will [**], will be agreed to by the Research Committee. [**], the Parties will agree [**]

5. Interim Period Activities. The following provisions are added as new Section 2A of the Agreement, immediately before Section 3 of the Agreement:

“2A INTERIM PERIOD ACTIVITIES.

2A.1 Interim Period Activities. The Parties agree that, notwithstanding anything to the contrary in the Agreement, the following rights and obligations shall apply during the Interim Period:

(a) Gilead shall not conduct research on, or Develop, ACH-1095;

(b) the Research Committee shall have no authority with respect to ACH-1095;

(c) Achillion may conduct, and have sole decision-making authority with respect to, any research and Development activities with respect to ACH-1095, in Achillion’s discretion and at Achillion’s expense, without input from the Research Committee or Gilead; provided, however, that Achillion will provide Gilead with regular updates in writing no less than once per calendar quarter summarizing Achillion’s research and Development activities with respect to ACH-1095;

(d) Achillion shall hold a pre-IND consultation with the FDA to determine a possible path to Develop ACH-1095 (the “FDA Meeting”);

(e) Achillion shall provide Gilead with copies of all material correspondence sent to and received from the FDA with respect to ACH-1095;

(f) Gilead shall not exercise any rights under the license granted to Gilead pursuant to Section 5.1 with respect to ACH-1095 and any Licensed Product containing ACH-1095, and Gilead shall not sublicense any rights thereunder, nor shall Gilead grant any rights to, or enter any agreement with, any Third Party for the sale of any Licensed Product containing ACH-1095;

(g) the provisions of Section 9.2(a)(ii) shall apply with respect to any Patent Costs for Achillion Patents;

(h) the diligence obligations set forth in Section 9.2(c) shall only apply to Achillion Patents relating to ACH-1095 or a Licensed Product containing ACH-1095, provided, however, that Achillion’s rights set forth in Section 9.2(b) with respect to Achillion Patents that are abandoned by Gilead shall remain in full force and effect with respect to any Achillion Patent;

(i) the provisions of Section 2.4(c) shall remain in effect with respect to any Research Costs incurred with respect to ACH-1095 on or before the Amendment #3 Effective Date;

(j) Gilead shall not be responsible for Research Costs incurred on or after the Amendment #3 Effective Date unless Gilead (i) provides written notice of its intention to do so, or (ii) exercises its opt-in right pursuant to Section 2A.2(a) or 2A.2(b), in which case such Research Costs will be reimbursed in accordance with Section 2A.3;

(k) Achillion shall be solely responsible for the US$[**] IND filing milestone payment due to Chiron Corporation pursuant to Section 3.1.7(a) of the License Agreement dated [**] by and between Chiron Corporation and Gilead (the “Chiron License”) (or, if such milestone payment amount is reduced pursuant to any applicable provision of the Chiron License, the reduced milestone payment amount), if such milestone payment becomes due based on Achillion’s research and Development activities with respect to ACH-1095 during the Interim Period; and

(l) except as provided in this Section 2A, all provisions of the Agreement shall remain in effect with respect to the Other Compounds during the Interim Period.

2A.2 Opt-In Right.

(a) Achillion shall promptly notify Gilead in writing of the outcome of the FDA Meeting, and contemporaneously shall provide Gilead with copies of all material correspondence sent to and received from the FDA pertaining to such FDA Meeting to the extent not already provided pursuant to Section 2A.1(e) above (such notice and correspondence, collectively the “FDA Meeting Notice”). Gilead may exercise its right to fully participate in the Development and commercialization of ACH-1095 and to continue the Development and commercialization of the Other Compounds, and Licensed Products containing any of the Compounds, by delivering written notice of such exercise to Achillion within thirty (30) days after Gilead’s receipt of the complete FDA Meeting Notice.

(b) Achillion shall promptly notify Gilead upon establishment of Proof of Concept for ACH-1095, which notice shall include (i) a full disclosure of all materially relevant data as described in Exhibit 1.3 and Exhibit 2.2, and (ii) a reasonable estimate of the Research Costs that Gilead would be required to reimburse in accordance with Section 2A.3 below (such notice, data and cost estimate, collectively the “POC Notice”). Gilead may exercise its right to fully participate in the Development and commercialization of ACH-1095 and to continue the Development and commercialization of the Other Compounds, and Licensed Products containing any of the Compounds, by delivering written notice of such exercise to Achillion within forty five (45) days after Gilead’s receipt of the complete POC Notice.

(c) Achillion shall promptly notify Gilead upon Achillion’s failure to establish Proof of Concept after Achillion conducts a phase 1b proof-of-concept study in HCV-infected patients, which notice shall include (i) a full disclosure of all materially relevant data generated in the course of Achillion’s research and Development Activities during the Interim Period, and (ii) a reasonable estimate of the Research Costs that Gilead would be required to reimburse in accordance with Section 2A.3 below (such notice, data and cost estimate, collectively the “POC Failure Notice”). Gilead may exercise its right to fully participate in the Development and commercialization of ACH-1095 and to continue the Development and commercialization of the Other Compounds, and Licensed Products containing any of the Compounds, by delivering written notice of such exercise to Achillion within forty five (45) days after Gilead’s receipt of the complete POC Failure Notice.

(d) Except as expressly set forth in Sections 2A.1, 2A.2(a), 2A.2(b) and 2A.2(c), Gilead shall have no other right to participate in the Development and commercialization of ACH-1095, or any Licensed Products containing ACH-1095, during the Interim Period.

2A.3 Effects of Opt-In.

(a) Following Achillion’s receipt of Gilead’s notice of exercise of its opt-in right pursuant to Section 2A.2(a), 2A.2(b) or 2A.2(c) (the date of such receipt, the “Opt-In Date”), the Agreement shall apply in full, subject to the following: (i) the Parties shall again bear all Research Costs incurred thereafter in accordance with Section 2.4(c); (ii) all rights and obligations described as applying upon or after the “establishment of Proof of Concept” (or words of similar effect) shall apply upon or after the later of (A) the Opt-In Date or (B) the establishment of Proof of Concept; and (iii) notwithstanding Section 3.1(a), if the Opt-In Date occurs after the establishment of Proof of Concept, the Development Committee shall be established within ten (10) days after the Opt-In Date.

(b) If Gilead exercises its opt-in right pursuant to Section 2A.2(b) or 2A.2(c), Achillion shall provide Gilead with an invoice for (i) all Research Costs with respect to conducting research and Development activities with respect to ACH-1095 directed to establishing Proof of Concept pursuant to clause (b) of the “Research Costs” definition and incurred by Achillion between the Amendment #3 Effective Date and the Opt-In Date (for which purpose all of Achillion’s reasonable and actual out-of-pocket costs for activities with respect to the clinical Development of ACH-1095 shall be deemed to have been approved in advance by the Research Committee, to have been reflected in, and consistent with, the Research Plan and the Budget and to be activities required for obtaining Proof of Concept, for purposes of the “External Research Costs” and “Research Costs” definitions) and (ii) any amount paid by Achillion to Chiron Corporation pursuant to Section 2A.1(k). Gilead shall pay the invoiced amount to Achillion within sixty (60) calendar days after Gilead’s receipt of such invoice.

2A.4 Failure to Opt-In. If Achillion provides a POC Notice under Section 2A.2(b) or a POC Failure Notice under Section 2A.2(c) and Gilead does not exercise its opt-in right pursuant to Section 2A.2(a), 2A.2(b) or 2A.2(c) on or before the expiration of the Interim Period, then ACH-1095 shall cease to be a Compound (and shall cease to be the Lead Compound) under this Agreement, and, with respect to ACH-1095, this Agreement shall be deemed to have been terminated by Gilead in accordance with Section 10.2. The Parties shall discuss whether any Other Compound shall be designated as the Lead Compound, and Gilead will have the sole discretion whether to make any such designation. If Gilead elects to make such designation, then this Agreement shall remain in force with respect to the Other Compounds; provided that, (a) concurrently with such designation, Gilead shall provide to Achillion a reasonable plan for the Development of such Lead Compound, (b) thereafter Gilead shall commence preclinical Development of such Lead Compound within one hundred twenty (120) days after such designation and use Commercially Diligent Efforts to Develop, commercialize and market at least one Licensed Product in the HCV Field in each Major Market, and (c) the Parties shall again bear all Research Costs incurred thereafter in accordance with Section 2.4(c) with respect to such Lead Compound. If no such designation is made prior to the expiration of the Interim Period, then the Agreement shall be deemed to have been terminated in its entirety by Gilead in accordance with Section 10.2, effective upon the expiration of the Interim Period, with the effects described in Section 10.4(a), 10.4(d) and 10.5.”

6. Amendment of Section 10.2. Section 10.2 of the Agreement is hereby restated in its entirety to read as follows:

“Elective Termination by Gilead. Gilead shall have the right in its sole discretion and for any reason to terminate this Agreement in its entirety at any time upon thirty (30) days advance written notice to Achillion.”

7. Supply of Existing Quantities of ACH-1095. At any time during the Interim Period, Achillion shall have the option to request the transfer of Gilead’s existing inventory of ACH-1095 to Achillion. The terms and conditions governing any such transfer and Achillion’s subsequent use of such ACH-1095 shall be the same as set forth in Section 10.4(b)(vii) of the Agreement with respect to Licensed Product supplied by Gilead thereunder.

8. No Other Amendment. Except as expressly set forth herein, the amendment provided herein shall not, by implication or otherwise, limit, constitute a waiver of, or otherwise affect the rights and remedies of Gilead or Achillion under the Agreement, nor shall it constitute a waiver of any default, nor shall it alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement. The amendment provided herein shall apply and be effective only with respect to the provisions of the Agreement specifically referred by this Amendment #3.

9. Governing Law. This Amendment #3 shall be governed and construed in accordance with the laws of the State of New York, except for any of its choice of law rules that would require the application of the laws of another jurisdiction.

10. Counterparts. This Amendment #3 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment #3 as of the date first above written.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Michael D. Kishbauch
	Name:	Michael D. Kishbauch
	Title:	President and CEO

GILEAD SCIENCES, INC.

By:	/s/ John F. Milligan
	Name:	John F. Milligan, Ph.D.
	Title:	President and COO